Exhibit 99.1

Energy Future Holdings Reports Second Quarter Results

DALLAS – August 14, 2008 – Energy Future Holdings Corp. (EFH), today reported consolidated financial results for the second quarter and year-to-date periods ended June 30, 2008 in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC).

EFH’s reported consolidated net income (prepared in accordance with GAAP) was a net loss of $3.331 billion in the three months ended June 30, 2008 (second quarter) compared to net income of $121 million in the second quarter 2007. Second quarter 2008 reported net income included net after-tax expenses of $3.080 billion that are not included in adjusted (non-GAAP) operating earnings1, primarily reflecting $3.071 billion in unrealized mark-to-market net losses, virtually all related to forward (2008-2014) natural gas positions in EFH’s long-term hedging program (discussed further below). Second quarter 2007 reported net income included net after-tax expenses of $267 million that are not included in adjusted (non-GAAP) operating earnings, primarily reflecting $269 million in unrealized mark-to-market net losses, virtually all related to EFH’s long-term hedging program. For a reconciliation of reported net income to adjusted (non-GAAP) operating earnings, see Table 1 below.

Adjusted (non-GAAP) operating earnings totaled a net loss of $251 million for the second quarter 2008 compared to net income of $388 million for the second quarter 2007. The decrease of $639 million was driven by a $393 million (after tax) increase in interest expense driven by financings as a result of the merger that closed on October 10, 2007 and non-cash depreciation and amortization expenses of approximately $173 million (after-tax) due to the application of purchase accounting2. The remaining decrease primarily reflected lower contribution margin (revenues net of fuel, purchased power costs and delivery fees and realized gains and losses from commodity hedging and trading activities) in the Competitive Electric segment. Drivers of the decline in contribution margin included higher purchased power costs incurred due to market volatility in May and generation facility outages, and lower retail residential electricity pricing driven by the 15 percent price reductions implemented in 2007 for certain TXU Energy residential customers as part of commitments made in connection with the merger. These factors were partially offset by an increase in earnings of the Regulated Delivery segment.

EFH’s reported consolidated net income (prepared in accordance with GAAP) was a net loss of $4.600 billion in the six months ended June 30, 2008 (year-to-date) compared to a net loss of $377 million for year-to-date 2007. Year-to-date 2008 reported net income included net after-tax expenses of $4.109 billion that are not included in adjusted (non-GAAP) operating earnings, primarily reflecting $4.098 billion in unrealized mark-to-market net losses, virtually all related to EFH’s long-term hedging program. Year-to-date 2007 reported net income included net after-tax expenses of $1.245 billion that are not included in adjusted (non-GAAP) operating earnings, reflecting $761 million in unrealized mark-to-market net losses, virtually all related to EFH’s long-term hedging program, and $512 million in charges associated with the cancellation of a program to develop eight coal-fueled generation units.

Adjusted (non-GAAP) operating earnings totaled a net loss of $491 million for year-to-date 2008 compared to net earnings of $868 million for year-to-date 2007. The decrease of $1.359 billion was driven by the same factors discussed in the results of the quarter, including an $809 million (after tax) increase in interest expense and related charges driven by merger-related financings and non-cash depreciation and amortization expense of approximately $371 million (after tax) due to the application of purchase accounting. Lower contribution margin in the Competitive Electric segment was driven by lower retail residential electricity pricing and higher purchased power and fuel costs.

Adjusted (non-GAAP) operating earnings

Table 1 below provides a reconciliation of net income prepared in accordance with GAAP to adjusted (non-GAAP) operating earnings for second quarter and year-to-date 2008 and the comparable 2007 periods.

Table 1: Consolidated: reconciliation of GAAP net income to adjusted (non-GAAP) operating earnings Q2 08 vs. Q2 07 and YTD 08 vs. YTD 07; $ millions and after tax

	Q2 08	Q2 07	YTD 08	YTD 07
GAAP net income (loss)	(3,331)	121	(4,600)	(377)
Income from discontinued operations	—	(11)	—	(11)
Other items excluded from adjusted (non-GAAP) operating earnings (after tax):
Unrealized mark-to-market net losses	3,071	269	4,098	761
Charges related to cancelled development of generation facilities	—	53	—	512
Deferred income tax benefit related to Texas margin tax	—	(51)	—	(51)
Other	9	7	11	34
Adjusted (non-GAAP) operating earnings (loss)	(251)	388	(491)	868

Long-term hedging program

The unrealized mark-to-market net losses discussed above were driven by the EFH long-term hedging program, which is designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. As of July 31, 2008, these subsidiaries have effectively sold forward approximately 2.4 billion MMBtu of natural gas (equivalent to the natural gas exposure of approximately 320,000 GWh at an assumed 7.5 MMBtu/MWh market heat rate) over the period from 2008 to 2014 at average annual sales prices ranging from $7.25 per MMBtu to $8.25 per MMBtu. EFH currently expects to hedge approximately 80% of the equivalent natural gas price exposure of its expected baseload generation output on a rolling five-year basis. For the period from 2008 to 2014, and taking into consideration the estimated portfolio impacts of TXU Energy’s retail electricity business, the hedging transactions result in EFH having effectively hedged approximately 83% of its expected baseload generation natural gas price exposure for such period (on an average basis for such period).

In the second quarter of 2008, EFH entered into related put and call transactions (referred to as collars), primarily for outer years of the program, that effectively hedge natural gas prices within a range. These transactions represented approximately 5% of the positions in the program at July 31, 2008, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. EFH expects to employ both collars and, as has been the case, swap transactions for future hedging activity under its long-term hedging program. Under the terms of the collars, if forward natural gas prices are lower than the floor price, unrealized mark-to-market gains related to the hedges would be recognized in net income, and if forward prices are higher than the ceiling price, unrealized mark-to-market losses related to the hedges would be recognized in net income.

Based on the size of the long-term hedging program as of June 30, 2008, a $1.00/MMBtu change in natural gas prices across the period from 2008 through 2014 would result in the recognition by EFH of up to approximately $2.4 billion in pretax unrealized mark-to-market gains or losses as has been reflected in the results discussed above. Reported unrealized mark-to-market losses associated with the long-term hedging program were significant in the second quarter and year-to-date June 30, 2008 ($4.7 billion and $6.1 billion, respectively) due to increasing forward natural gas prices. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market gains or losses and the actual gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net losses related to positions in the long-term hedging program totaled $1.8 billion at December 31, 2007, $7.9 billion at June 30, 2008 and $3.6 billion at July 31, 2008. To illustrate, if forward natural gas prices at September 30, 2008 were the same as those at July 31, 2008, reported net income for the third quarter would include unrealized mark-to-market net gains related to the long-term hedging program of approximately $4.3 billion ($2.8 billion after tax). This calculation is not a forecast of results as values of the positions in the program can change materially as market conditions change.

Additional Information

Additional information, including the calculation of Adjusted EBITDA3, one of the key metrics used for purposes of certain covenants contained in the EFH Senior Notes bond indenture, is available in the EFH Form 10-Q on the EFH website.

Investor Call

EFH will host a conference call to discuss its second quarter results with its investors on Tuesday, August 19, 2008 at 10:00 a.m. Central (11:00 a.m. Eastern).

The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (706) 643-0245 internationally, with confirmation code 57042514. The teleconference also will be webcast live on EFH’s website at www.energyfutureholdings.com in the Investor Relations section.

* * *

About Energy Future Holdings

Energy Future Holdings Corp. is a Dallas-based energy holding company, with a portfolio of competitive and regulated energy subsidiaries, primarily in Texas, including TXU Energy, Luminant and Oncor. TXU Energy is a competitive retailer that provides electricity and related services to over 2.1 million electricity customers in Texas. Luminant is a competitive power generation business, including mining, wholesale marketing and trading, construction and development operations. Luminant has over 18,300 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fueled generation capacity. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. Oncor is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 102,000 miles of distribution and 14,000 miles of transmission lines. While Oncor is a subsidiary of EFH, Oncor reports to a separate and independent board. Visit www.energyfutureholdings.com for more information.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the Securities and Exchange Commission (SEC). In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely driven by natural gas prices, any decrease in market heat rates as EFH’s long-term hedging program does not mitigate exposure to changes in market heat rates and the unwillingness or failure of any hedge counterparty or the lender under the company’s collateral revolving credit facility to perform its obligations under a long-term hedge agreement or the collateral revolving credit facility, as applicable, or any other unforeseen event that results in the inability to continue to use a first lien to secure a substantial portion of the hedges under EFH’s long-term hedging program.

-END-

Investor Relations:	Corporate Communications:
Tim Hogan	Lisa Singleton
214.812.4641	214.812.5049

Bill Huber
214.812.2480

Appendix Tables

Appendix Table A: Financial definitions

Term	Definition
Adjusted (non-GAAP) Operating Earnings	Net income (loss) adjusted for items representing income or losses that are not reflective of continuing operations. These items include unrealized mark-to-market gains and losses, results of discontinued operations and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating earnings as a measure of performance and believes that analysis of the business by external users is enhanced by visibility to both Net Income prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings.

EBITDA (non-GAAP)	Income (loss) from continuing operations before interest income, interest expense and related charges, and income tax expense (benefit) plus depreciation and amortization. EBITDA is a measure used by EFH to assess performance consistent with industry and peer group analytical measurements.

Purchase Accounting	The purchase method of accounting for a business combination as prescribed by Statement of Financial Accounting Standards No. 141, “Business Combinations,” whereby the cost or “purchase price” of a business combination, representing the amount paid for the equity and direct transaction costs, are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill.

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude non-cash items, unusual items and other adjustments allowable under the EFH Senior Notes bond indenture. Adjusted EBITDA is provided solely because of the important role that it plays in respect of certain covenants contained in the EFH Senior Notes. Adjusted EBITDA is not intended to be an alternative to net income as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for Management’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, EFH’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s Net Income prepared in accordance with GAAP to Adjusted EBITDA.

GAAP	Generally accepted accounting principles

Appendix Table B: Description of items excluded from adjusted (non-GAAP) operating earnings Q2 08 vs. Q2 07 and YTD 08 vs. YTD 07; $ millions after tax

	Q2 08	Q2 07	YTD 07	YTD 07
Unrealized mark-to-market net losses[4]	3,071	269	4,098	761
Charges related to cancelled development of generation facilities	—	53	—	512
Deferred income tax benefit related to Texas margin tax	—	(51)	—	(51)
Income from discontinued operations	—	(11)	—	(11)
Projects expenses[5]	—	7	—	27
Professional fees related to the merger	1	4	2	13
Amortization of gain on sale eliminated under purchase accounting	—	(7)	—	(15)
Other, including litigation/regulatory settlements	8	3	9	9
Total	3,080	267	4,109	1,245

[1]

See Appendix Table A: Financial Definitions above for a definition of items not included in adjusted (non-GAAP) operating earnings and Appendix Table B above for a description of such items for the three and six months ended June 30, 2008 and 2007.

[2]

Refers to the purchase method of accounting for a business combination as prescribed by Statement of Financial Accounting Standards No. 141, “Business Combinations.” See Appendix Table A: Financial Definitions above for a detailed definition of the purchase method of accounting and other GAAP and non-GAAP financial measures used in this release. Depreciation and amortization due to purchase accounting represents the net increase in such non-cash expenses due to recording the fair market values of property, plant and equipment, debt and other assets and liabilities, including intangible assets such as emission allowances, customer relationships and sales and purchase contracts with pricing favorable to market prices at the date of the merger. Amortization is reflected in revenues, fuel, purchased power costs and delivery fees, depreciation and amortization, other income and interest expense in the income statement.

[3]

Adjusted EBITDA is a non-GAAP measure that adjusts EBITDA (non GAAP) for non-cash items, unusual items and other adjustments allowable under certain debt arrangements. See Appendix Table A: Financial Definitions above for a detailed definition of Adjusted EBITDA and other GAAP and non-GAAP financial measures used in this release.

[4]	Amounts include all unrealized mark-to-market gains and losses.
[5]	Includes previously deferred costs associated with certain strategic transactions that were no longer expected to be consummated as a result of the Merger.